SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                       Date of Report:  January 17, 1996



                         Seafield Capital Corporation
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

       Missouri                   0-16946                   43-1039532
     -----------------------------------------------------------------
     (State of other     (Commission File Number)        (IRS Employer
     jurisdiction of                                    Identification
     incorporation)                                         Number)


     2600 Grand Ave.  Suite 500
     P. O. Box 410949
     Kansas City,  MO                                        64141
     -----------------------------------------------------------------
     (Address of principal executive offices)              (Zip code)


                               (816)  842-7000
     -----------------------------------------------------------------
            (Registrant's telephone number, including area code)





Item 5.     Other Events

On January 2, 1996, the Registrant's 59% owned subsidiary, Response Oncology, Inc. ("Response") acquired (the "Transaction") from eight (8) unaffiliated individual sellers (the "Sellers") 100% of the issued and outstanding common stock (the "Acquired Stock") of Oncology Hematology Group of South Florida, Inc., a Florida corporation (the "Acquired Business"). The total consideration (the "Purchase Price") for the Acquired Stock was approximately $12.1 million, approximately $5.3 million of which was paid in cash, approximately $5.0 million paid in the form of Response's long-term unsecured interest-bearing amortizing promissory note (the "Long-Term Note") and the balance being paid over 16 calendar quarters at the rate of $50,000 per quarter. The quarterly payments of interest and principal under the Long-Term Note may, at the election of the Sellers, acting through a duly-appointed attorney-in-fact, be paid in shares of common stock of Response (the "Common Stock") based on a conversion price in excess of the current market price of Response's common stock. The delivery of the Long-Term Note and Response's Common Stock potentially issuable by Response in full or partial satisfaction of the Long-Term Note have not been registered under the Securities Act of 1933 in reliance upon an exemption from such registration.

The Acquired Stock was purchased by Response directly from the Sellers, who constituted all of the stockholders of the Acquired Business. Upon consummation of the Transaction, the Acquired Business became a wholly owned subsidiary of Response, the assets of which include medical equipment, accounts receivable, office furnishings and fixtures, rights under a certain sublease for certain office space, employee base and expertise, know-how in respect of management of a medical practice in the oncology and hematology specialty, computer systems, accounting books and records and other intangible assets. Such assets were historically used in the conduct by the Acquired Business of a group medical practice in the oncology and hematology specialty.

Simultaneous with the consummation of the Transaction, a newly-formed professional association wholly owned by the Sellers and formed to continue the group medical practice theretofore conducted by the Sellers (the "New PC") entered into a long-term management services agreement (the "Service Agreement") with the New PC providing for the management by Response of the non-medical aspects of the practice thereafter conducted by the New PC. Pursuant to the Service Agreement, Response will manage the non-medical aspects of the New PC's business and will permit the New PC to use office space, equipment and other assets owned or leased by Response in exchange for an agreed-upon management fee.

The cash portion of the Purchase Price was provided from working capital of Response.

Response announced on January 2, 1996 the appointment of Leonard A. Kalman, M.D. to Response's Board of Directors. Dr. Kalman, a co-medical director of the Baptist Hospital of Miami Regional Cancer Center, is a practicing oncologist with the Oncology Hematology Group of South Florida. Dr. Kalman is a graduate of Wesleyan University, and the Duke University School of Medicine. Among his other appointments, Dr. Kalman was a fellow in medical oncology at the Memorial Sloan Kettering Cancer Center in New York. He has been in private practice in Miami, Florida since 1982.

Additionally, Response announced that Joseph T. Clark has been named as Chief Executive Officer of Response in addition to his duties as President. This will allow Response's Chairman, William H. West, M.D., to concentrate on medical and scientific affairs of Response, particularly in connection with refining disease management capabilities to support managed care marketing. Mr. Clark has served as President of Response since 1993.



Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

            (a)  Financial Statements:  none

            (b)  Pro Forma Financial Information:  none

            (c) Exhibits: Form of agreement filed with Response's current report on Form 8K of:
                 (1) Stock Purchase Agreement by and among Response Oncology, Inc., Stockholders of Oncology Hematology Group of South Florida, P.A. and South Florida Oncology Hematology Associates, P.A. dated December 28, 1995.

                 (2) Service Agreement between Response Oncology, Inc. and Oncology Hematology Group of South Florida, P.A. dated January 2, 1996.



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.


                                           Seafield Capital Corporation



     Date:  January 17, 1996               By:  /s/  Steven K. Fitzwater
                                               ---------------------------
                                               Steven K. Fitzwater
                                               Vice President, Chief Accounting
                                               Officer and Secretary